Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Inflection Point Acquisition Corp. IV of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Inflection Point Acquisition Corp. IV in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: February 9, 2026

/s/ Kenneth Braithwaite
Name:	Kenneth Braithwaite